Sterling Bancorp
400 Rella Boulevard
Montebello, NY 10901-4243

News Release	T 845.369.8040
F 845.369.8255

http://www.sterlingbancorp.com

FOR IMMEDIATE RELEASE
October 26, 2015

STERLING BANCORP CONTACT:
Luis Massiani, SEVP & Chief Financial Officer
845.369.8040
Sterling Bancorp Announces Results for the Three Months and Nine Months Ended September 30, 2015
Strong quarterly performance highlighted by core diluted earnings per share of $0.251, annualized commercial loan growth of 19.1% and core operating efficiency ratio of 49.0%1

Key Highlights for the Three Months Ended September 30, 2015

▪	Total revenue[2] was $109.4 million.

▪	Core net income[1] was $32.0 million and core diluted earnings per share[1] were $0.25, which represented growth of 76.3% and 13.6% over the same quarter a year ago.

▪	Tax equivalent net interest margin was 3.76%.

▪	Total non-interest income excluding securities gains was $16.1 million, which represented 14.7% of total revenue[2].

▪	Core operating efficiency ratio[1] was 49.0%.

▪	Commercial loan growth was $290.7 million, representing an annualized growth rate of 19.1% over the linked quarter.

▪	Loans to deposits ratio of 85.5%; total deposits were $8.8 billion with over 92.7% core deposits and a weighted average cost of deposits of 0.24%.

▪	Core return on average tangible assets[1] was 1.21%, compared to 1.06% in the third quarter of 2014.

▪	Core return on average tangible equity[1] was 14.33%, compared to 13.81% in the third quarter of 2014.

▪	Established middle market loan syndication team and expanded health care asset-based lending platform through new hires.

▪	Completed termination of legacy Provident Bank and legacy Sterling National Bank defined benefit pension plans.

MONTEBELLO, N.Y. - October 26, 2015 - Sterling Bancorp (NYSE: STL), the parent company (the “Company”) of Sterling National Bank, today announced results for the quarter and nine months ended September 30, 2015. Net income for the quarter was $24.2 million, or $0.19 per diluted share, compared to net income of $16.3 million, or $0.19 per diluted share, for the same quarter last year and a net loss of $7.6 million, or $0.08 per share, for the linked quarter ended June 30, 2015. For the nine months ended September 30, 2015, net income was $33.3 million, or $0.32 per diluted share, compared to net income of $41.7 million, or $0.50 per diluted share, for the nine months ended September 30, 2014.

Results for the third quarter of 2015 included a pre-tax charge of $13.4 million related to the termination of the Company’s defined benefit pension plans. Results in the linked quarter included pre-tax merger-related expenses and other restructuring charges of $42.7 million that were incurred in connection with the Company’s merger with Hudson Valley Holding Corp. (the “HVB Merger”). The Company’s operating results are detailed beginning on page 2.

1. Core measures are defined in the non-GAAP tables beginning on page 11.
2. Total revenue is equal to net interest income plus non-interest income and excluding securities gains and losses. Total revenue is a non-GAAP measure. See the table on page 12 for a reconciliation of this non-GAAP measure.

President’s Comments
Jack Kopnisky, President and Chief Executive Officer, commented: “We continue to successfully execute our strategy of building a high performance regional bank that delivers superior service to our small and middle market commercial clients and consumers. This was our first full quarter of operations on a combined basis after the HVB Merger. Our strong operating results demonstrate the significant progress we have made on the integration of Hudson Valley, as evidenced by our growth in revenues, higher profitability and continued improvement across all core operating metrics. As of September 30, 2015, our total assets were $11.6 billion; total portfolio loans were $7.5 billion and total deposits were $8.8 billion.

“Core net income for the quarter was $32.0 million and core diluted earnings per share were $0.25. This represents growth of 76.3% and 13.6%, respectively, over the same period a year ago. Our core return on average tangible assets was 1.21% and core return on average tangible equity was 14.33%. This compares to 1.06% and 13.81%, respectively, for the quarter ended September 30, 2014.

“Our primary focus continues to be delivering positive operating leverage with growth in revenues that significantly outpaces growth in expenses. For the quarter, our core operating efficiency ratio was 49.0%, which compares to 52.6% in the linked quarter and 54.7% in the same quarter last year. We are confident we will realize the cost savings targets we have previously announced in connection with the HVB Merger.

“We continue to deliver strong organic loan growth across multiple asset classes. As of September 30, 2015, total portfolio loans were $7.5 billion, which represented growth of $290.0 million over the linked quarter, an annualized growth rate of 15.9%. As of September 30, 2015, our total commercial loans, which include our commercial and industrial loans, commercial real estate loans and specialty lending3 businesses were $6.3 billion and represented 84.2% of our total portfolio loans. Our commercial loans grew by $290.7 million, representing an annualized growth rate of 19.1% over the linked quarter.

“Our strong core deposit base continues to provide us with an efficient platform to fund loan growth. As of September 30, 2015, our total deposits were $8.8 billion, of which 92.7% consisted of core deposits. In addition, we had a total cost of deposits of 24 basis points in the quarter. As of September 30, 2015, our loans to deposits ratio was 85.5% and we expect to maintain our target of a 90% to 95% loans to deposits ratio upon full deployment of the excess liquidity we acquired in the HVB Merger.

“Our non-interest income excluding securities gains was $16.1 million for the quarter, which represented 14.7% of total revenue. Our acquisitions of Damian Services Corporation (“Damian”) and the factoring assets of First Capital Corporation (“First Capital”) are on-track to deliver the results we anticipated. Our public finance sector team, which we acquired from Green Campus Partners, is also delivering strong loan origination volumes and will begin generating fee income going forward. We will continue growing our diversified commercial lending businesses, which are strong fee income generators, and we are actively evaluating opportunistic acquisitions, as previously indicated. To that end, we announced new team hires that will expand our health care asset-based lending business and create a middle market loan syndication business.

“Net charge-offs against the allowance for loan losses for the three months ended September 30, 2015 were $1.7 million. The allowance for loan losses as a percentage of total loans was 0.63% at September 30, 2015. As a result of purchase accounting, a substantial portion of the loans acquired in prior merger transactions are not subject to the allowance for loan losses as these loans were recorded at fair value. The performance of these loans remains satisfactory. The ratio of allowance for loan losses to non-performing loans was 70.4% at September 30, 2015.

“Our capital position remains strong. At September 30, 2015, our tangible equity to tangible assets ratio was 8.30% and our estimated Tier 1 leverage ratio was 9.13%. At Sterling National Bank, our estimated Tier 1 leverage ratio was 9.80%. We have ample capital to support our organic growth and execute our strategy.

“Lastly, I am pleased to announce our Board of Directors has declared a dividend on our common stock of $0.07 per share payable on November 16, 2015 to our holders as of the record date of November 5, 2015.”

Reconciliation of GAAP to Core Results for the Three Months Ended September 30, 2015
Net income of $24.2 million, or $0.19 per diluted share, for the third quarter of 2015 was impacted by net gain on sale of securities of $2.7 million, a pre-tax charge of $13.4 million related to the termination of the defined benefit pension plans and amortization of non-compete agreements and acquired customer list intangibles of $961 thousand. Excluding the impact of these items, core net income for the quarter was $32.0 million, or $0.25 per diluted share.

3. Specialty lending businesses includes: asset-based lending, payroll finance, factoring, warehouse lending, and equipment finance loans.

The termination of the defined benefit pension plans also resulted in the elimination of $5.4 million in accumulated other comprehensive loss related to pension expense that had not yet been recognized in earnings. Therefore, the net impact of the termination of the pension plans on the Company’s tangible book value and tangible book value per share was a reduction of $3.7 million and $0.03 per share, respectively.

See the reconciliation of these non-GAAP measures beginning on page 12. Non-GAAP financial measures include references to the terms “core” or “excluding”.

Net Interest Income and Margin
Third quarter 2015 compared with third quarter 2014
Net interest income was $93.4 million, an increase of $33.7 million compared to the third quarter of 2014. This was due to the HVB Merger and organic growth as average loans increased $2.8 billion or 60.1% between the periods. The tax-equivalent yield on investment securities decreased 15 basis points and the yield on loans decreased 8 basis points. The tax-equivalent yield on interest earning assets was 4.15% for the third quarter of 2015 compared to 4.24% in third quarter of 2014. Yield on loans included $5.8 million in accretion of the fair value discount associated with loans acquired in prior merger transactions. The cost of total deposits was 24 basis points and the cost of borrowings was 2.38%, which compares to 19 basis points and 1.88% in the third quarter of 2014. The increase in the cost of borrowings was mainly the result of a decrease in the amount of lower cost FHLB overnight advances as a percentage of total borrowings. Tax-equivalent net interest margin was 3.76% compared to 3.77% for the same period a year ago.

Third quarter 2015 compared with linked quarter ended June 30, 2015
Net interest income increased $29.8 million compared to the linked quarter ended June 30, 2015. This was mainly due to the HVB Merger, which closed on June 30, 2015 and resulted in an increase in average loans of $2.1 billion or 40.8% between the periods. The yield on loans increased 15 basis points and the tax-equivalent yield on investment securities decreased 8 basis points. The tax-equivalent yield on interest earning assets was 4.15% compared to 4.03% in the linked quarter. The cost of total deposits was 24 basis points and was unchanged relative to the linked quarter. The cost of borrowings was 2.38% compared to 1.63% in the linked quarter for the same reasons as discussed above. Tax-equivalent net interest margin was 3.76% compared to 3.57% in the linked quarter.

Non-interest Income
Third quarter 2015 compared with third quarter 2014
Excluding net gain on sale of securities, non-interest income increased $3.8 million to $16.1 million in the third quarter of 2015 compared to the same quarter last year. The increase was mainly due to the HVB Merger and an increase in accounts receivable and factoring commissions of $947 thousand, which was the result of organic growth and the acquisitions of Damian Services Corporation and First Capital’s factoring assets. Gain on sale income in mortgage banking increased by $796 thousand and was $3.0 million. The Company realized a net gain on sale of securities of $2.7 million in the third quarter of 2015 compared to a net gain on sale of securities of $33 thousand in the same quarter last year.

Third quarter 2015 compared with linked quarter ended June 30, 2015
Excluding net gain on sale of securities, non-interest income increased $2.9 million to $16.1 million during the third quarter of 2015 mainly due to the HVB Merger. Accounts receivable and factoring commissions increased $326 thousand, mainly due to seasonal factors and the acquisition of First Capital’s factoring assets, which occurred in May 2015. Mortgage banking income increased $426 thousand mainly due to the continued low interest rate environment and strong volumes in mortgage refinance activity. Other fees, which includes other loan fees, safe deposit box rental fees and miscellaneous income increased by $606 thousand. The Company realized a net gain on sale of securities of $697 thousand in the linked quarter.

Non-interest Expense
Third quarter 2015 compared with third quarter 2014
Non-interest expense increased $27.5 million relative to the third quarter of 2014 and was $71.3 million. The increase was mainly due to higher compensation and benefits expense and occupancy and office operations expense as a result of the HVB Merger. Amortization expense increased $920 thousand due to core deposit intangible amortization associated with the HVB Merger, partially offset by lower amortization expense associated with prior acquisitions. Expenses in the third quarter of 2015 included a charge associated with the termination of the defined benefit pension plans of $13.4 million.

Third quarter 2015 compared with linked quarter ended June 30, 2015
Non-interest expense declined $14.3 million compared to the linked quarter. In the quarter ended June 30, 2015, non-interest expense included merger-related expense of $14.6 million and other restructuring charges of $28.1 million that were incurred in connection with the HVB Merger. These charges were partially offset by higher compensation and benefits expense and occupancy and office operations expense, also as a result of the HVB Merger.

Income Taxes
In the third quarter of 2015, the Company recorded income taxes at a rate of 32.5%, which is unchanged relative to the linked quarter, and recorded income taxes at a rate of 28.3% for the same quarter last year.

Key Balance Sheet Highlights at September 30, 2015

▪	Total assets were $11.6 billion.

▪	Total portfolio loans were $7.5 billion.

▪
Commercial real estate loans represented 44.0%; commercial and industrial loans (which includes traditional C&I, asset-based lending, payroll finance, factoring, warehouse lending and equipment finance) represented 40.1%; consumer and residential mortgage loans represented 13.5%; and acquisition, development and construction loans represented 2.4% of total portfolio loans.

▪
Commercial loan growth, which includes commercial and industrial loans, commercial real estate loans and specialty lending businesses was $290.7 million for the quarter ended September 30, 2015, and represented annualized growth of 19.1% over the prior quarter.

▪	Securities were $2.5 billion and represented 21.8% of total assets.

▪	Total deposits were $8.8 billion.

▪	Retail, commercial and municipal transaction, money market and savings deposits were $8.2 billion and represented 92.7% of total deposits.

▪
The allowance for loan losses was $47.6 million and represented 0.63% of total portfolio loans. The balance of fair value adjustments on acquired loans was a discount of $48.5 million at September 30, 2015. As these loans were recorded at fair value at the acquisition date; a substantial portion of these loans continue to carry no allowance for loan losses.

▪	Tangible book value per share was $6.94.

Credit Quality
Non-performing loans declined $1.4 million to $67.7 million, or 0.90% of total loans at September 30, 2015, compared to $69.0 million, or 0.95% of total loans in the linked quarter. The decrease was mainly due to the resolution of certain troubled loans and properties that were transfered to other real estate owned. Net charge-offs increased $39 thousand and were $1.7 million for the third quarter of 2015. The allowance for loan losses at September 30, 2015 was $47.6 million, which represented 70.4% of non-performing loans and 0.63% of our total loan portfolio, compared to $44.3 million, 64.2% and 0.61% respectively, as of June 30, 2015. The increase in the balance of the allowance for loan losses was mainly related to the higher balance of loans outstanding at September 30, 2015 as a substantial portion of loans acquired in prior merger transactions continue to carry no allowance for loan losses.

Capital
The Company’s stockholders’ equity was $1.7 billion at September 30, 2015, an increase of $29.1 million relative to June 30, 2015. The increase was mainly due to net income of $24.2 million, an increase in other comprehensive income of $12.4 million (which was mainly the result of an increase in the fair value of available for sale securities and the termination of the defined benefit pension plans), which were offset by dividends declared of $9.1 million. The increase in equity from exercise of stock options and stock-based compensation was $1.6 million.

Tangible book value per share increased to $6.94 at September 30, 2015 from $6.70 at June 30, 2015. Total goodwill and other intangible assets were $751.5 million at September 30, 2015, a decrease of $2.4 million compared to June 30, 2015, mainly due amortization of intangible assets. For the quarter ended September 30, 2015, basic and diluted weighted average common shares outstanding increased to 129.7 million and 130.2 million, respectively, compared to 91.6 million basic shares and 92.0 million diluted shares, for the quarter ended June 30, 2015. The increase was mainly due to shares issued on June 30, 2015 in the HVB Merger. Total shares outstanding at September 30, 2015 were 129.8 million.

Consolidated tangible equity to tangible assets was 8.30% at September 30, 2015 and the Company’s estimated Tier 1 leverage ratio was 9.13%. Sterling National Bank remained well capitalized at September 30, 2015 with an estimated Tier 1 leverage ratio of 9.80%.

Sterling Bancorp will host a teleconference and webcast on Tuesday, October 27, 2015 at 10:30 AM eastern daylight savings time to discuss the Company’s results. Interested parties are invited to listen to the webcast and view accompanying slides on the Company’s website at www.sterlingbancorp.com. Analysts are invited to listen by dialing (855) 877-0343, Conference ID #49976607. A replay of the teleconference can be accessed through the Company’s website.

About Sterling Bancorp
Sterling Bancorp, with its principal subsidiary Sterling National Bank, specializes in the delivery of service and solutions to business owners, their families and consumers within the communities we serve through teams of dedicated and experienced relationship managers. Sterling National Bank offers a complete line of commercial, business, and consumer banking products and services. For more information, visit the Sterling Bancorp website at www.sterlingbancorp.com.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may concern Sterling Bancorp’s current expectations about its future results, plans, operations and prospects and involve certain risks, including the following: delays in integrating the Sterling Bancorp and Hudson Valley Holding Corp. business or fully realizing cost savings and other benefits; inflation; the effects of, and changes in, trade; changes in asset quality and credit risk; introduction, withdrawal, success and timing of business initiatives; capital management activities; customer disintermediation; and the success of Sterling Bancorp in managing those risks. Other factors that could cause Sterling Bancorp’s actual results to differ from those indicated in forward-looking statements are included in the “Risk Factors” section of Sterling Bancorp’s filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made and we undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Financial information contained in this release should be considered to be an estimate pending the filing with the Securities and Exchange Commission of the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2015. While the Company is not aware of any need to revise the results disclosed in this release, accounting literature may require information received by management between the date of this release and the filing of the Quarterly Report on Form 10-Q to be reflected in the results of the period, even though the new information was received by management subsequent to the date of this release.

Sterling Bancorp and Subsidiaries                                        CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION                        (unaudited, in thousands, except share and per share data)

	9/30/2014	12/31/2014	9/30/2015
Assets:
Cash and cash equivalents	$177,619	$121,520	$318,139
Investment securities	1,689,888	1,713,183	2,527,992
Loans held for sale	17,846	46,599	66,506
Portfolio loans:
Residential mortgage	570,431	529,766	721,606
Commercial real estate	1,817,576	1,842,821	3,320,693
Commercial and industrial	2,076,474	2,145,644	3,015,043
Acquisition, development and construction	92,149	96,995	177,062
Consumer	203,808	200,415	291,228
Total portfolio loans	4,760,438	4,815,641	7,525,632
Allowance for loan losses	(40,612)	(42,374)	(47,611)
Portfolio loans, net	4,719,826	4,773,267	7,478,021
Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank Stock, at cost	66,085	75,437	89,626
Accrued interest receivable	19,667	19,301	31,092
Premises and equipment, net	43,286	46,156	63,508
Goodwill	388,926	388,926	670,699
Other intangibles	45,278	43,332	80,830
Bank owned life insurance	119,486	150,522	195,741
Other real estate owned	7,580	5,867	11,831
Other assets	41,900	40,712	63,408
Total assets	$7,337,387	$7,424,822	$11,597,393
Liabilities:
Deposits	$5,298,654	$5,212,325	$8,805,411
FHLB borrowings	795,028	1,003,209	806,970
Other borrowings	45,639	9,846	42,286
Senior notes	98,402	98,498	98,792
Mortgage escrow funds	4,494	4,167	13,865
Other liabilities	134,032	121,577	177,865
Total liabilities	6,376,249	6,449,622	9,945,189
Stockholders’ equity	961,138	975,200	1,652,204
Total liabilities and stockholders’ equity	$7,337,387	$7,424,822	$11,597,393

Shares of common stock outstanding at period end	83,628,267	83,927,572	129,769,569
Book value per share	$11.49	$11.62	$12.73
Tangible book value per share	6.30	6.47	6.94

Sterling Bancorp and Subsidiaries                                        CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except share and per share data)

	For the three months ended			For the nine months ended
	9/30/2014	6/30/2015	9/30/2015	9/30/2014	9/30/2015
Interest and dividend income:
Loans and loan fees	$55,793	$59,744	$87,774	$160,294	$202,789
Securities taxable	7,587	8,423	11,114	23,166	27,168
Securities non-taxable	2,866	2,900	3,169	8,291	8,936
Other earning assets	863	880	1,241	2,445	3,023
Total interest income	67,109	71,947	103,298	194,196	241,916
Interest expense:
Deposits	2,421	3,359	5,299	7,135	11,749
Borrowings	5,055	5,014	4,645	14,949	14,372
Total interest expense	7,476	8,373	9,944	22,084	26,121
Net interest income	59,633	63,574	93,354	172,112	215,795
Provision for loan losses	5,350	3,100	5,000	16,100	10,200
Net interest income after provision for loan losses	54,283	60,474	88,354	156,012	205,595
Non-interest income:
Accounts receivable / factoring commissions and other fees	3,814	4,435	4,761	10,927	12,698
Mortgage banking income	2,160	2,530	2,956	6,470	8,643
Deposit fees and service charges	3,850	3,639	4,450	11,651	11,628
Net gain on sale of securities	33	697	2,726	1,287	4,958
Bank owned life insurance	791	1,074	1,293	1,469	3,443
Investment management fees	446	316	844	2,540	1,520
Other	1,192	1,166	1,772	3,828	3,778
Total non-interest income	12,286	13,857	18,802	38,172	46,668
Non-interest expense:
Compensation and benefits	22,110	22,667	29,238	70,755	75,070
Stock-based compensation plans	1,006	1,128	1,064	2,712	3,300
Occupancy and office operations	7,148	7,453	9,576	21,393	23,610
Amortization of intangible assets	2,511	1,780	3,431	7,533	6,611
FDIC insurance and regulatory assessments	1,619	1,384	2,281	4,981	5,093
Other real estate owned, net (income) expense	214	40	183	(605)	187
Merger-related expense	—	14,625	—	388	17,079
Defined benefit plan termination charge	—	—	13,384	1,486	13,384
Other	9,172	36,582	12,158	26,765	58,564
Total non-interest expense	43,780	85,659	71,315	135,408	202,898
Income (loss) before income tax expense	22,789	(11,328)	35,841	58,776	49,365
Income tax expense (benefit)	6,452	(3,682)	11,648	17,096	16,043
Net income (loss)	$16,337	$(7,646)	$24,193	$41,680	$33,322
Weighted average common shares:
Basic	83,610,943	91,565,972	129,733,911	83,051,192	102,655,566
Diluted	83,883,461	91,950,776	130,192,937	83,316,086	103,069,057
Earnings per common share:
Basic earnings per share	$0.20	$(0.08)	$0.19	$0.50	$0.32
Diluted earnings per share	0.19	(0.08)	0.19	0.50	0.32
Dividends declared per share	0.07	0.07	0.07	0.21	0.21

Sterling Bancorp and Subsidiaries                                        SELECTED FINANCIAL DATA
(unaudited, in thousands, except share and per share data)

	As of and for the Quarter Ended
End of Period	9/30/2014	12/31/2014	3/31/2015	6/30/2015	9/30/2015
Total assets	$7,337,387	$7,424,822	$7,727,515	$11,566,382	$11,597,393
Securities available for sale	1,110,813	1,140,846	1,214,404	2,081,414	1,854,862
Securities held to maturity	579,075	572,337	585,633	585,196	673,130
Total portfolio loans	4,760,438	4,815,641	4,938,906	7,235,587	7,525,632
Goodwill	388,926	388,926	400,941	669,590	670,699
Other intangibles	45,278	43,332	51,757	84,309	80,830
Deposits	5,298,654	5,212,325	5,555,946	8,836,161	8,805,411
Municipal deposits (included above)	992,761	883,350	1,013,835	1,212,624	1,352,846
Borrowings	939,069	1,111,553	980,978	914,921	948,048
Stockholders’ equity	961,138	975,200	1,080,543	1,623,110	1,652,204
Tangible equity	526,934	542,942	627,845	869,211	900,675
Average Balances
Total assets	$7,217,649	$7,340,332	$7,438,314	$8,049,220	$11,242,870
Loans, gross:
Residential mortgage	548,146	566,705	531,421	539,569	780,373
Commercial real estate	1,736,441	1,850,168	1,908,582	2,040,094	3,253,183
Commercial and industrial	1,966,359	2,038,784	2,068,394	2,326,902	2,831,253
Acquisition, development and construction	97,863	95,727	97,865	97,197	173,898
Consumer	202,940	204,631	200,504	202,044	292,852
Loans, total [1]	4,580,178	4,756,015	4,806,766	5,205,806	7,331,559
Securities (taxable)	1,349,126	1,355,104	1,379,861	1,527,872	1,967,600
Securities (non-taxable)	361,766	366,017	386,326	380,544	446,875
Total earning assets	6,430,467	6,629,115	6,736,422	7,309,667	10,038,831
Deposits:
Non-interest bearing demand	1,636,583	1,626,341	1,503,692	1,548,844	3,234,450
Interest bearing demand	732,699	756,217	775,714	823,471	1,418,803
Savings (including mortgage escrow funds)	647,103	685,142	766,448	802,956	950,709
Money market	1,566,669	1,817,091	1,851,839	1,922,805	2,548,181
Certificates of deposit	520,899	457,996	452,594	536,394	539,765
Total deposits and mortgage escrow	5,103,953	5,342,787	5,350,287	5,634,470	8,691,908
Borrowings	1,064,137	902,299	955,677	1,234,958	772,777
Equity	956,166	973,089	1,031,809	1,100,897	1,639,458
Tangible equity	522,025	539,693	592,839	645,577	886,757
Condensed Tax Equivalent Income Statement
Interest and dividend income	$67,109	$68,087	$66,672	$71,947	$103,298
Tax equivalent adjustment[2]	1,543	1,546	1,544	1,562	1,707
Interest expense	7,476	7,850	7,805	8,373	9,944
Net interest income (tax equivalent)	61,176	61,783	60,411	65,136	95,061
Provision for loan losses	5,350	3,000	2,100	3,100	5,000
Net interest income after provision for loan losses	55,826	58,783	58,311	62,036	90,061
Non-interest income	12,286	13,957	14,010	13,857	18,802
Non-interest expense	43,780	45,814	45,921	85,659	71,315
Income (loss) before income tax expense	24,332	26,926	26,400	(9,766)	37,548
Income tax expense (benefit) (tax equivalent)	7,995	9,922	9,622	(2,120)	13,355
Net income (loss)	$16,337	$17,004	$16,778	$(7,646)	$24,193
[1] Includes loans held for sale, excludes allowance for loan losses.
[2]Tax exempt income assumed at a statutory 35% federal tax rate.

Sterling Bancorp and Subsidiaries                                        SELECTED FINANCIAL DATA
(unaudited, in thousands, except share and per share data)

	For the Quarter Ended
Per Share Data	9/30/2014	12/31/2014	3/31/2015	6/30/15	9/30/2015
Basic earnings per share	$0.20	$0.20	$0.19	$(0.08)	$0.19
Diluted earnings per share	0.19	0.20	0.19	(0.08)	0.19
Dividends declared per share	0.07	0.07	0.07	0.07	0.07
Tangible book value per share	6.30	6.47	6.89	6.70	6.94
Shares of common stock outstanding	83,628,267	83,927,572	91,121,531	129,709,834	129,769,569
Basic weighted average common shares outstanding	83,610,943	83,831,380	87,839,029	91,565,972	129,733,911
Diluted weighted average common shares outstanding	83,883,461	84,194,916	88,252,768	91,950,776	130,192,937
Performance Ratios (annualized)
Return on average assets	0.90%	0.92%	0.91%	(0.38)%	0.85%
Return on average equity	6.78%	6.93%	6.59%	(2.79)%	5.85%
Return on average tangible equity [1]	12.42%	12.50%	11.48%	(4.75)%	10.82%
Core operating efficiency [1]	54.7%	54.0%	56.4%	52.6%	49.0%
Analysis of Net Interest Income
Yield on loans	4.83%	4.74%	4.66%	4.60%	4.75%
Yield on investment securities - tax equivalent[2]	2.78%	2.73%	2.79%	2.71%	2.63%
Yield on earning assets - tax equivalent[2]	4.24%	4.17%	4.11%	4.03%	4.15%
Cost of deposits	0.19%	0.21%	0.23%	0.24%	0.24%
Cost of borrowings	1.88%	2.21%	2.00%	1.63%	2.38%
Cost of interest bearing liabilities	0.65%	0.67%	0.66%	0.63%	0.63%
Net interest rate spread - tax equivalent basis[2]	3.59%	3.50%	3.45%	3.40%	3.52%
Net interest margin - tax equivalent basis[2]	3.77%	3.70%	3.64%	3.57%	3.76%
Capital
Tier 1 leverage ratio - Company (estimated)	8.12%	8.21%	9.46%	12.86%	9.13%
Tier 1 leverage ratio - Bank only (estimated)	9.34%	9.38%	10.53%	13.81%	9.80%
Tier 1 risk-based capital - Bank only (estimated)	$636,327	$651,204	$739,580	$1,015,470	$1,032,930
Total risk-based capital - Bank only (estimated)	676,939	693,973	782,859	1,060,333	1,081,086
Tangible equity as a % of tangible assets - consolidated [1]	7.63%	7.76%	8.63%	8.04%	8.30%
Asset Quality
Non-performing loans (NPLs) non-accrual	$49,562	$45,859	$45,476	$68,419	$67,390
Non-performing loans (NPLs) still accruing	1,401	783	972	611	282
Other real estate owned	7,580	5,867	8,231	9,575	11,831
Non-performing assets (NPAs)	58,543	52,509	54,679	78,605	79,503
Net charge-offs	1,088	1,238	1,590	1,667	1,706
Net charge-offs as a % of average loans (annualized)	0.09%	0.10%	0.13%	0.13%	0.09%
NPLs as a % of total loans	1.07%	0.97%	0.94%	0.95%	0.90%
NPAs as a % of total assets	0.80%	0.71%	0.71%	0.68%	0.69%
Allowance for loan losses as a % of NPLs	79.7%	90.8%	92.3%	64.2%	70.4%
Allowance for loan losses as a % of total loans	0.85%	0.88%	0.87%	0.61%	0.63%
Special mention loans	$39,553	$31,318	$26,057	$65,421	$91,076
Substandard / doubtful loans	73,093	74,901	74,252	125,994	120,836
[1] See reconciliation of non-GAAP measure on following page.
[2]Tax exempt income assumed at a statutory 35% federal tax rate.

Sterling Bancorp and Subsidiaries
QUARTERLY YIELD TABLE
(unaudited, in thousands, except share and per share data)

	For the three months ended
	9/30/2015			6/30/2015
	Average balance	Interest	Yield/Rate	Average balance	Interest	Yield/Rate
	(Dollars in thousands)
Interest earning assets:
Commercial loans	$6,258,334	$77,150	4.89%	$4,464,193	$51,805	4.65%
Consumer loans	292,852	3,294	4.46%	202,044	1,975	3.92%
Residential mortgage loans	780,373	7,330	3.76%	539,569	5,964	4.43%
Total net loans (1)	7,331,559	87,774	4.75%	5,205,806	59,744	4.60%
Securities taxable	1,967,600	11,114	2.24%	1,527,872	8,423	2.21%
Securities non-taxable	446,875	4,876	4.33%	380,544	4,462	4.70%
Interest earning deposits	211,723	131	0.25%	114,128	48	0.17%
FRB and FHLB stock	81,074	1,110	5.43%	81,317	832	4.10%
Total securities and other earning assets	2,707,272	17,231	2.53%	2,103,861	13,765	2.62%
Total interest earning assets	10,038,831	105,005	4.15%	7,309,667	73,509	4.03%
Non-interest earning assets	1,204,039			739,553
Total assets	$11,242,870			$8,049,220
Interest bearing liabilities:
Demand deposits	$1,418,803	$923	0.26%	$823,471	$207	0.10%
Savings deposits (2)	950,709	564	0.24%	802,956	482	0.24%
Money market deposits	2,548,181	2,961	0.46%	1,922,805	1,931	0.40%
Certificates of deposit	539,765	851	0.63%	536,394	739	0.55%
Total interest bearing deposits	5,457,458	5,299	0.39%	4,085,626	3,359	0.33%
Senior notes	98,727	1,474	5.97%	98,629	1,473	5.99%
Other borrowings	674,050	3,171	1.87%	1,136,329	3,541	1.25%
Total interest bearing liabilities	6,230,235	9,944	0.63%	5,320,584	8,373	0.63%
Non-interest bearing deposits	3,234,450			1,548,844
Other non-interest bearing liabilities	138,727			78,895
Total liabilities	9,603,412			6,948,323
Stockholders’ equity	1,639,458			1,100,897
Total liabilities and stockholders’ equity	$11,242,870			$8,049,220
Net interest rate spread (3)			3.52%			3.40%
Net interest earning assets (4)	$3,808,596
Net interest margin		95,061	3.76%		65,136	3.57%
Less tax equivalent adjustment		(1,707)			(1,562)
Net interest income		$93,354			$63,574
Ratio of interest earning assets to interest bearing liabilities	161.1%			137.4%

________________________________
(1) Includes the effect of net deferred loan origination fees and costs, allowance for loan losses and non-accrual loans. Includes prepayment fees and late charges.
(2) Includes interest bearing mortgage escrow balances.
(3) Net interest rate spread represents the difference between the tax equivalent yield on average interest earning assets and the cost of average interest bearing liabilities.
(4) Net interest earning assets represents total interest earning assets less total interest bearing liabilities.

Sterling Bancorp and Subsidiaries                                         NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands, except share and per share data)

	As of and for the Quarter Ended
	9/30/2014	12/31/2014	3/31/2015	6/30/2015	9/30/2015
The Company provides supplemental reporting of non-GAAP measures as management believes this information is useful to investors.
The following table shows the reconciliation of stockholders’ equity to tangible equity and the tangible equity ratio:
Total assets	$7,337,387	$7,424,822	$7,727,515	$11,566,382	$11,597,393
Goodwill and other intangibles	(434,204)	(432,258)	(452,698)	(753,899)	(751,529)
Tangible assets	6,903,183	6,992,564	7,274,817	10,812,483	10,845,864
Stockholders’ equity	961,138	975,200	1,080,543	1,623,110	1,652,204
Goodwill and other intangibles	(434,204)	(432,258)	(452,698)	(753,899)	(751,529)
Tangible stockholders’ equity	526,934	542,942	627,845	869,211	900,675
Common stock outstanding at period end	83,628,267	83,927,572	91,121,531	129,709,834	129,769,569
Tangible equity as a % of tangible assets	7.63%	7.76%	8.63%	8.04%	8.30%
Tangible book value per share	$6.30	$6.47	$6.89	$6.70	$6.94
The Company believes that tangible equity is useful as a tool to help assess the Company’s capital position.

The following table shows the reconciliation of return on average tangible equity and core return on average tangible equity:
Average stockholders’ equity	$956,166	$973,089	$1,031,809	$1,100,897	$1,639,458
Average goodwill and other intangibles	(434,141)	(433,396)	(438,970)	(455,320)	(752,701)
Average tangible stockholders’ equity	522,025	539,693	592,839	645,577	886,757
Net income (loss)	16,337	17,004	16,778	(7,646)	24,193
Net income (loss), if annualized	64,815	67,462	68,044	(30,668)	95,983
Return on average tangible equity	12.42%	12.50%	11.48%	(4.75)%	10.82%
Core net income (see reconciliation on page 12)	$18,166	$19,615	$18,501	$21,361	$32,035
Annualized core net income	72,072	77,820	75,032	85,679	127,095
Core return on average tangible equity	13.81%	14.42%	12.66%	13.27%	14.33%
The Company believes that the return on average tangible stockholders’ equity is useful as a tool to help assess the Company’s use of tangible equity.

The following table shows the reconciliation of return on tangible assets and core return on tangible assets:
Average assets	$7,217,649	$7,340,332	$7,438,314	$8,049,220	$11,242,870
Average goodwill and other intangibles	(434,141)	(433,396)	(438,970)	(455,320)	(752,701)
Average tangible assets	6,783,508	6,906,936	6,999,344	7,593,900	10,490,169
Net income (loss)	16,337	17,004	16,778	(7,646)	24,193
Annualized net income (loss)	64,815	67,462	68,044	(30,668)	95,983
Return on average tangible assets	0.96%	0.98%	0.97%	(0.40)%	0.91%
Core net income (see reconciliation on page 12)	$18,166	$19,615	$18,501	$21,361	$32,035
Annualized core net income	72,072	77,820	75,032	85,679	127,095
Core return on average tangible assets	1.06%	1.13%	1.07%	1.13%	1.21%
The Company believes that the core return on average tangible assets is a useful tool to help assess the Company’s profitability.

Sterling Bancorp and Subsidiaries                                         NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands, except share and per share data)

	As of and for the Quarter Ended
	9/30/2014	12/31/2014	3/31/2015	6/30/2015	9/30/2015
The following table shows the reconciliation of the core operating efficiency ratio:
Net interest income	$59,633	$60,237	$58,867	$63,574	$93,354
Non-interest income	12,286	13,957	14,010	13,857	18,802
Total net revenue	71,919	74,194	72,877	77,431	112,156
Tax equivalent adjustment on securities interest income	1,543	1,546	1,544	1,562	1,707
Net (gain) loss on sale of securities	(33)	43	(1,534)	(697)	(2,726)
Core total revenue	73,429	75,783	72,887	78,296	111,137
Non-interest expense	43,780	45,814	45,921	85,659	71,315
Merger-related expense	—	(502)	(2,455)	(14,625)	—
Charge for asset write-downs, banking systems conversion, retention and severance	(1,103)	(2,493)	(971)	(28,055)	—
Defined benefit plan termination charge	—	—	—	—	(13,384)
Amortization of intangible assets	(2,511)	(1,873)	(1,399)	(1,780)	(3,431)
Core non-interest expense	40,166	40,946	41,096	41,199	54,500
Core operating efficiency ratio	54.7%	54.0%	56.4%	52.6%	49.0%
The Company believes the core operating efficiency ratio is a useful tool to help assess the Company’s core operating performance.

The following table shows the reconciliation of core net income and core earnings per share:
Income (loss) before income tax expense	$22,789	$25,380	$24,856	$(11,328)	$35,841
Income tax expense (benefit)	6,452	8,376	8,078	(3,682)	11,648
Net income (loss)	16,337	17,004	16,778	(7,646)	24,193

Net (gain) loss on sale of securities	(33)	43	(1,534)	(697)	(2,726)
Merger-related expense	—	502	2,455	14,625	—
Charge for asset write-downs, banking systems conversion, retention and severance	1,103	2,493	971	28,055	—
Defined benefit plan termination charge	—	—	—	—	13,384
Amortization of non-compete agreements and acquired customer lists	1,497	859	660	991	961
Total charges	2,567	3,897	2,552	42,974	11,619
Income tax (benefit)	(738)	(1,286)	(829)	(13,967)	(3,777)
Total non-core charges net of taxes	1,829	2,611	1,723	29,007	7,842
Core net income	$18,166	$19,615	$18,501	$21,361	$32,035

Weighted average diluted shares	83,883,461	84,194,916	88,252,768	91,950,776	130,192,937
Diluted EPS as reported	$0.19	$0.20	$0.19	$(0.08)	$0.19
Core diluted EPS (excluding total charges)	0.22	0.23	0.21	0.23	0.25
The Company believes the presentation of its net income excluding total charges provides a useful tool to help assess the Company’s profitability.